CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:

1. That I am the duly elected and acting Secretary of SGI International, a Utah Corporation.

2. The Resolution set forth below is a true and correct copy of a Resolution passed by the SGI Board of Directors on August 5, 1996.

IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of the corporation on August 9, 1996.



  /s/  John R. Taylor
----------------------------
John R. Taylor, Secretary

RESOLVED, that pursuant to authority expressly granted to the Board of Directors by the provisions of the Articles of Incorporation of this Corporation, the Board of Directors hereby creates a series of the Series 96-B Convertible Preferred Stock of the Corporation to consist initially of 50 shares, and hereby fixes the designations, powers, conversion privilege preferences and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series as follows:

a) The designation of the series of Convertible Preferred Stock created by this resolution shall be "Series 96-B Convertible Preferred Stock."

b) The holders of Series 96-B Convertible Preferred Stock shall have no voting rights.

c) The shareholders of Series 96-B Convertible Preferred Stock do not have the right to cause its redemption. On or after April 30, 1998 Each
Series 96-B Convertible Preferred Share is convertible without further payment into Three Thousand (3,000) shares of Common Stock on the first to occur of the following: (1) August 30, 1998; OR, (2) on the date a Registration Statement filed by SGI with the Securities and Exchange Commission, including the registration of the underlying Common Stock, is declared effective by the SEC.

d) In the event of the voluntary liquidation, dissolution or other termination of the Corporation, the holders of shares of the Series 96-B Convertible Preferred Stock shall be entitled only to a cash payment with respect thereto of thirteen thousand dollars ($13,000.00) per share. Such payment shall be made before any payment or distribution is made to the holders of the Common Stock, or any other series of Preferred Stock other than previously issued Series of Preferred Stock of the Corporation.

e) The Series 96-B Convertible Preferred Stock and the Common Stock into which it is convertible will, upon issuance, be fully paid and non-assessable.

f) In the event that the Corporation shall at any time after issuance of a share of Series 96-B Convertible Preferred Stock hereunder: (i) declare or pay to the holders of the Common Stock a dividend payable in any kind of shares of stock of the Corporation; or (ii) split, reverse split or otherwise reclassify its Common Stock into the same or a different number of shares with or without par value or into shares of any class or classes; or (iii) consolidate or merge with or transfer its property as an entirety or substantially as an entirety to any other corporation; or (iv) make any distribution of its assets to holders of its Common Stock as a liquidation or partial liquidation dividend or by way of return of capital; then, upon subsequent conversion of a share of Series 96-B Convertible Preferred Stock, the shareholders shall receive in exchange for a share of Series 96-B Convertible Preferred Stock, in addition to, in reduction of, or in substitution for, in Common Stock to which he would otherwise be entitled upon such exercise, such additional shares of Common Stock, or less number shares of Common Stock, as the case may be, of stock or script of the Corporation, or such unclassified shares of stock of the Corporation, or such shares of securities or property of the Corporation resulting from consolidation or merger or transfer, or such assets of the Corporation, so that the value so received by the shareholder is equivalent to the value which he would have teem entitled to receive (and the total consideration exchangeable by the shareholder is equivalent to the total consideration which would otherwise be exchangeable by him) had he converted a share of Series 96-B Convertible Preferred Stock into shares of Common Stock immediately prior to the happening of any of the foregoing events.

g) The Series 96-B Convertible Preferred Stock and the Common Stock into which it is convertible ("Conversion Common Stock"), are restricted and will not be registered under the Securities Act of 1933.

h) SGI agrees that the common stock underlying this Convertible Preferred Share shall be granted "piggyback" registration rights as set forth herein. The corporation shall be obligated to shareholder as follows:

During the period of two years from the date hereof, whenever the Corporation proposes to file with the SEC a Registration Statement (other than as to securities issued pursuant to an employee benefit plan or as to a transaction subject to Rule 145 promulgated under the
Act), it shall at least 20 days prior to each such filing, give written notice of such proposed filing to shareholders at its address as it appears on the records of the Corporation, and shall offer to include in such filing all common shares issuable upon conversion of this Convertible Preferred Share upon receipt by the Corporation, not less than 10 days prior to the proposed filing date, of a request therefor setting forth the facts with respect to such shares reasonably necessary to be included in such Registration Statement. The Corporation shall keep such Registration Statement effective for a period of at least 90 days. If such Registration Statement relates to an underwritten offering, and if the managing underwriter for said offering advises the Company in writing that the inclusion of all or any portion of such shares would be detrimental to said offering, or if upon due consideration, the Board of Directors reasonably determines that the inclusion of all or any portion of such shares would be detrimental to the best interests of the Company, the shares shall not be included in the Registration Statement. In the event that the underwriter or the Board of Directors conclude that the inclusion of any portion of such securities in the offering would not be detrimental thereto, and such portion is less than the amount requested for inclusion, then the amount to be included shall be prorated among the requesting Shareholders and other security holders of the Company possessing similar registration rights.

RESOLVED FURTHER, that any SGI Officer is hereby authorized and directed to expedite all steps necessary to timely implement the foregoing Resolutions.

RESOLVED FINALLY, that the President and the Secretary are hereby authorized and directed to take all steps necessary to comply with applicable blue-sky laws and the federal laws governing the issuance and sale of securities, before offering any of the authorized capital stock for sale.